Final

                               FIRST AMENDMENT TO
                               TERM LOAN Agreement


This FIRST AMENDMENT, dated as of December 15, 2000 (this "Amendment"), to that certain TERM LOAN AGREEMENT, dated as of March 1, 2000 (the "Existing Agreement"; as amended by this Amendment, the "Amended Agreement"), among NORTHEAST UTILITIES, an unincorporated voluntary business association organized under the laws of the Commonwealth of Massachusetts (the "Borrower"), the Lenders parties thereto, Fleet National Bank, as Syndication Agent thereunder, The Bank of New York, as Documentation Agent thereunder and CANADIAN IMPERIAL BANK OF COMMERCE, a Canadian chartered bank ("CIBC") acting through its New York Agency, as Administrative Agent for such Lenders.

WHEREAS, the parties have previously entered into the Existing Agreement; and

WHEREAS, the parties now wish to amend the Existing Agreement as herein set forth;

NOW THEREFORE, the Borrower, the Lenders, such Syndication Agent, such Documentation Agent and the Administrative Agent hereby agree as follows:

                                    ARTICLE I

                                   Definitions



SECTION 2.01. Definitions. Terms used but not otherwise defined in this Amendment shall have the meanings assigned them in the Existing Agreement.



ARTICLE III

AMENDMENT OF EXISTING AGREEMENT

SECTION 4.01.  Amendments to Section 1.01 (Definitions).

(a) The following definitions are hereby added to Section 1.01 of the Existing Agreement:

"Consolidated EBIT" means, for any period (as determined on a consolidated basis in accordance with generally accepted accounting principles), the Borrower's and its Subsidiaries' net income for such period, adjusted as follows:

(i) increased by the amount of federal and state income taxes to the extent deducted in the computation of such Borrower's and/or its Subsidiaries' consolidated net income for such period; (ii) increased by the amount of Consolidated Interest Expense deducted in the computation of the Borrower's and/or its Subsidiaries' consolidated net income for such period; (iii) increased by the amount of dividends on preferred stock deducted in the computation of the Borrower's and/or its Subsidiaries' consolidated net income for such period; (iv) decreased (increased) by the gain (loss) on asset sales done outside the ordinary course of business by the Borrower and/or its Subsidiaries to the extent such gains (losses) are not offset by increases (decreases) in amortization of regulatory assets, and to the extent such gain
(loss) is included in the computation of the Borrower's and/or its Subsidiaries' consolidated net income for such period; (v) decreased by the amount of revenues accrued by the Borrower and/or its Subsidiaries related to interest on Stranded Cost Recovery Obligations of Subsidiaries of the Borrower, and increased by the amount of operating expenses accrued by the Borrower and/or its Subsidiaries related to interest on Stranded Cost Recovery Obligations of Subsidiaries of the Borrower, in each case to the extent included in the computation of the Borrower's and/or its Subsidiaries' consolidated net income for such period; and
(vi) increased by the amount of the non-cash write-offs associated with the September 8, 2000 PSNH restructuring settlement (PUC order no. 23,549) to the extent included in the computation of the Borrower's and/or its Subsidiaries' consolidated net income for such period.

"Stranded Cost Recovery Obligations" means, with respect to any Person, such Person's obligations to make principal, interest or other payments to the issuer of stranded cost recovery bonds pursuant to a loan agreement or similar arrangement whereby the issuer has loaned the proceeds of such bonds to such Person.

(b) The following definitions set forth in the Section 1.01 of the Existing Agreement are hereby amended and restated to read in their entirety as follows:

"Consolidated Interest Expense" means, for any period, the aggregate amount of any interest required to be paid during such period by the Borrower and its Subsidiaries on Debt (including the current portion thereof) (as determined on a consolidated basis in accordance with generally accepted accounting principles), excluding interest required to be paid on the Stranded Cost Recovery Obligations of any Subsidiary of the Borrower.

"Debt" means, for any Person, without duplication, (i) indebtedness of such Person for borrowed money, including but not limited to obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (excluding Stranded Cost Recovery Obligations which are non-recourse to such Person), (ii) obligations of such Person to pay the deferred purchase price of property or services (excluding any obligation of such Person to the United States Department of Energy or its successor with respect to disposition of spent nuclear fuel burned prior to April 3, 1983), (iii) obligations of such Person as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iv) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iii), above, including all Parent Support Obligations, (v) letters of credit, guaranties and other forms of credit enhancement issued to support power sales and trading activities, and (vi) liabilities in respect of unfunded vested benefits under ERISA Plans.

"ERISA Plan Termination Event" means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations) with respect to an ERISA Plan or an ERISA Multi- employer Plan, or
(ii) the withdrawal of the Borrower or any of its ERISA Affiliates from an ERISA Plan or an ERISA Multi-employer Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate an ERISA Plan or an ERISA Multi-employer Plan or the treatment of an ERISA Plan amendment as a termination or of an ERISA Multi-employer Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate an ERISA Plan or an ERISA Multi-employer Plan by the PBGC, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan or ERISA Multi-employer Plan.

"Extraordinary Proceeds" shall mean, for any Person for any period, net proceeds received by such Person during such period from (i) issuances of stranded cost recovery bonds plus (ii) sales of assets by such Person or any of its Subsidiaries not in the ordinary course of business plus (iii) the sale or disposition (by way of merger, sale of capital stock, sale of assets or otherwise) of any Subsidiary of such Person. For purposes of the foregoing, all cash received by such Person from, or as a result of the sale or disposition of, a Subsidiary shall be deemed to constitute "Extraordinary Proceeds" up to the amount of proceeds received by, or as a result of the sale or disposition of, such Subsidiary from such issuances and sales during the relevant period, net of underwriting discounts and commissions, costs of sale and other, similar transaction costs.

"First Mortgage Indenture" means, with respect to CL&P, the CL&P Indenture or any successor thereto or replacement thereof; with respect to WMECO, the WMECO Indenture or any successor thereto or replacement thereof; and with respect to any other Person, an indenture or similar instrument pursuant to which such Person may issue bonds, notes or similar instruments secured by a lien on all or substantially all of such Person's fixed assets.

"Named Debt" means Debt of HWP under (i) the Reimbursement and Security Agreement (1988 Series), dated as of November 3, 1999, as amended or extended from time to time, between HWP and The Toronto-Dominion Bank and (ii) the Reimbursement and Security Agreement (1990 Series), dated as of November 3, 1999, as amended or extended from time to time, between HWP and The Toronto-Dominion Bank.

"Operating Cash Flow" shall mean, for any period, the sum of the following amounts: (1) dividends paid to the Borrower by a Subsidiary thereof during such period; (2) consulting and management fees paid to the Borrower for such period;
(3) tax sharing payments made to the Borrower during such period; (4) interest and other distributions paid to the Borrower during such period with respect to cash (e.g., NU System Money Pool) and other Permitted Investments of the Borrower; and (5) other cash payments made to the Borrower by its Subsidiaries other than (A) returns of invested capital, (B) payments of the principal on Debt of any such Subsidiary to the Borrower (to the extent permitted hereunder) and (C) Extraordinary Proceeds. If at any time there shall exist an event or condition which permits any holder to accelerate the maturity date of any Debt of, or terminate its commitment to extend credit to any Subsidiary, then the contributions of such Subsidiary to Operating Cash Flow for any period ending at or prior to such time shall be eliminated and Operating Cash Flow shall be calculated after giving effect to such elimination.

"Principal Subsidiary" shall mean CL&P, WMECO, PSNH, HWP, NAEC, Select Energy, Inc., HEC Inc., Northeast Generation Company, Mode One Communications, Inc., Yankee Gas Services Company, and any other Subsidiary, whether owned directly or indirectly by the Borrower, which, with respect to the Borrower and its Subsidiaries taken as a whole, represents at least ten percent (10%) of such Borrower's consolidated assets or such Borrower's consolidated net income (or loss).

(c) The definition of "Consolidated Operating Income" is hereby deleted from
Section 1.01 of the Existing Agreement.


SECTION 4.02. Amendments to Section 7.02 (Negative Covenants). Section 7.02 of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:


SECTION 7.02. Negative Covenants. On and after the Closing Date, and so long as any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower shall not, or permit any Principal Subsidiary to, without the written consent of the Majority Lenders:

(a) Liens, Etc. Create incur, assume or suffer to exist any Lien upon any of its properties or assets (including the stock of its Subsidiaries), whether now owned or hereafter acquired, except:

(i)  any Liens existing on the Closing Date;

(ii) in the case of CL&P, Liens created by the Indenture of Mortgage and Deed of Trust dated as of May 1, 1921, from CL&P to Bankers Trust Company, as trustee, as previously and hereafter amended and supplemented (the "CL&P Indenture");

(iii) in the case of WMECO, Liens created by the First Mortgage Indenture and Deed of Trust dated as of August 1, 1954, from WMECO to State Street Bank and Trust Company, as successor trustee, as previously and hereafter amended and supplemented (the "WMECO Indenture");

(iv) in the case of PSNH, Liens created by the General and Refunding Mortgage Indenture, dated as of August 15, 1978, between PSNH and New England Merchants National Bank, as trustee, and to which First Union National Bank is successor trustee, as previously and hereafter amended and supplemented (the "PSNH Indenture");

(v) in the case of NAEC, Liens created by the First Mortgage Indenture and Deed of Trust, dated as of June 1, 1992, between NAEC and United States Trust Company of New York, as trustee, as previously and hereafter amended and supplemented (the "NAEC Indenture");

(vi)  as permitted by Section 7.02(f) hereof;

(vii) Liens on the interests of CL&P and WMECO in (A) the Millstone Unit No. 1 created by (1) the Open-End Mortgage and Trust Agreement dated as of October 1, 1986, as previously and hereafter amended, made by CL&P in favor of State Street Bank and Trust Company, as successor trustee, and (2) the Open-End Mortgage and Trust Agreement dated as of October 1, 1986, as previously and hereafter amended, made by WMECO in favor of State Street Bank and Trust Company, as successor trustee, to the extent of the Debt from time to time secured by such Open-End Mortgages and Trust Agreements, and (B) Millstone Unit No. 2 and Millstone Unit No. 3 created by (1) the Open-End Mortgage, dated as of November 17, 2000, made by CL&P in favor of Citibank, N.A., as collateral agent, and (2) the Open-End Mortgage, dated as of November 17, 2000, made by WMECO in favor of Citibank, N.A., as collateral agent, to the extent of the Debt secured by such Open-End Mortgages;

(viii) "Permitted Liens" or "Permitted Encumbrances" under the CL&P Indenture (in the case of CL&P), the WMECO Indenture (in the case of WMECO), the PSNH Indenture (in the case of PSNH) or the NAEC Indenture (in the case of NAEC), in each case as such terms are defined on the date hereof, to the extent such Liens do not secure Debt of the Borrower or any Principal Subsidiary;

(ix) any purchase money Lien or construction mortgage on assets hereafter acquired or constructed by the Borrower or any Principal Subsidiary and any Lien on any assets existing at the time of acquisition thereof by the Borrower or such Principal Subsidiary or created within 180 days from the date of completion of such acquisition or construction; provided that such Lien shall at all times be confined solely to the assets so acquired or constructed and any additions thereto;

(x) any existing Liens on assets now owned by the Borrower or any Principal Subsidiary and Liens existing on assets of a corporation or other going concern when it is merged into or with the Borrower or such Principal Subsidiary or when substantially all of its assets are acquired by the Borrower or such Principal Subsidiary; provided that such Liens shall at all times be confined solely to such assets, or if such assets constitute a utility system, additions to or substitutions for such assets;

(xi) Liens resulting from legal proceedings being contested in good faith by appropriate legal or administrative proceedings by the Borrower or any Principal Subsidiary, and as to which the Borrower or such Principal Subsidiary, to the extent required by generally accepted accounting principles applied on a consistent basis, shall have set aside on its books adequate reserves;

(xii) Liens created in favor of the other contracting party in connection with advance or progress payments;

(xiii) any Liens in favor of any state of the United States or any political subdivision of any such state, or any agency of any such state or political subdivisions, or trustee acting on behalf of holders of obligations issued by any of the foregoing or any financial institutions lending to or purchasing obligations of any of the foregoing, which Lien is created or assumed for the purpose of financing all or part of the cost of acquiring or constructing the property subject thereto;

(xiv) Liens resulting from conditional sale agreements, capital leases or other title retention agreements including, without limitation, Liens arising under leases of nuclear fuel from the Niantic Bay Fuel Trust;

(xv) with respect to pollution control bond financings, Liens on funds, accounts and other similar intangibles of the Borrower or any Principal Subsidiary created or arising under the relevant indenture, pledges of the related loan agreement with the relevant issuing authority and pledges of the Borrower's or such Principal Subsidiary's interest, if any, in any bonds issued pursuant to such financings to a letter of credit bank or bond issuer or similar credit enhancer;

(xvi) Liens granted on accounts receivable and Regulatory Assets in connection with financing transactions, whether denominated as sales or borrowings;

(xvii) Liens on the assets of, or the stock issued by, Northeast Generation Company or any other Subsidiary of the Borrower created to hold generating assets if such Liens are created to secure nonrecourse Debt incurred to acquire, construct or otherwise develop such generating assets;

(xviii) Liens on assets of HWP permitted to exist by the terms of agreements governing the Named Debt;

(xix) any other Liens incurred in the ordinary course of business otherwise than to secure Debt; and

(xx) any extension, renewal or replacement of Liens permitted by clauses (i),
(vii) through (x) and (xii) through (xvii); provided, however, that the principal amount of Debt secured thereby shall not, at the time of such extension, renewal or replacement, exceed the principal amount of Debt so secured and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced or to other property of no greater value than the property which secured the Lien so extended, renewed or replaced.

(b) Mergers, Acquisitions, Sales of Assets, Etc. Merge with or into or consolidate with or into, any Person, or purchase or otherwise acquire (whether directly or indirectly) all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey, lease or otherwise dispose of all or any substantial part of its assets; except for the following, and then only after receipt of all necessary corporate and governmental or regulatory approvals and provided that, before and after giving effect to any such merger, consolidation, purchase, acquisition, sale, transfer, conveyance, lease or other disposition, no Event of Default or Unmatured Default shall have occurred and be continuing:

(A) NU may merge with or into Consolidated Edison, Inc. or a wholly owned Subsidiary thereof;

(B) NU or any Subsidiary thereof may enter into such transactions with third parties if the aggregate consideration involved in all such transactions does not exceed $25,000,000 and if NU or such Subsidiary is the surviving legal entity of any such transaction;

(C) any purchase or acquisition of a joint venture interest in a mutual insurance company providing nuclear liability or nuclear property or replacement power insurance;

(D) any sale of accounts receivable on reasonable commercial terms (including a commercially reasonable discount) to obtain funding for CL&P and WMECO, as the case may be;

(E) any sale or purchase of generating assets or Regulatory Assets on an arms-length basis, subject to approval by the appropriate regulatory authorities;

(F) any sale of transmission assets on an arms-length basis as required by the appropriate regulatory authorities; and

(G) the sale of the Borrower's or any Principal Subsidiary's assets in the ordinary course of business on customary terms and conditions. For purposes of this subsection (b), any sale of assets by the Borrower or any Principal Subsidiary (in one or a series of transactions) will be deemed to be a "substantial part" of its assets if (i) the book value of such assets exceeds 7.5% of the total book value of the assets (net of Regulatory Assets) of such Person, as reflected in the most recent financial statements of the Borrower or such Principal Subsidiary delivered to the Administrative Agent pursuant to
Section 7.04 hereof (or, if no such financial statements have been delivered to the Administrative Agent as of the relevant date of determination, the Financial Statements of such Person), or (ii) the gross revenue associated with such assets accounts for more than 7.5% of the total gross revenue of the Borrower or such Principal Subsidiary for the four proceeding fiscal quarters, as reflected in the most recent financial statements of the Borrower or such Principal Subsidiary delivered to the Administrative Agent pursuant to Section 7.04 hereof (or, if no such financial statements have been delivered to the Administrative Agent as of the relevant date of determination, the Financial Statements of such Person).

(c) Compliance with ERISA. (i) Terminate, or permit any of its ERISA Affiliates to terminate, any ERISA Plan so as to result in any liability of the Borrower or any Principal Subsidiary to the PBGC in an amount greater than $1,000,000, or
(ii) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA) which, alone or together with any other Reportable Event with respect to the same or another ERISA Plan, has a reasonable possibility of resulting in liability of the Borrower or any Principal Subsidiary to the PBGC in an aggregate amount exceeding $1,000,000, or any other event or condition which presents a material risk of such a termination by the PBGC of any ERISA Plan or has a reasonable possibility of resulting in a liability of the Borrower or any Principal Subsidiary to the PBGC in an aggregate amount exceeding $1,000,000.

(d) Accounting Changes. Make any change in its accounting policies or reporting practices except as required or permitted by the Securities and Exchange Commission, the Financial Accounting Standards Board or any other generally recognized accounting authority.

(e) Transactions with Affiliates. Engage in any transaction with any Affiliate except (i) in accordance with the Public Utility Holding Company Act of 1935, to the extent applicable thereto or (ii) on terms no less favorable to the Borrower or the Principal Subsidiary party thereto than if the transaction had been negotiated in good faith on an arms-length basis with a non-Affiliate and on commercially reasonable terms or pursuant to a binding agreement in effect on the Closing Date.

(f) Issuance of First Mortgage Bonds. In the case of Principal Subsidiaries only, issue any First Mortgage Bonds on or after the Closing Date, whether in addition to First Mortgage Bonds outstanding on the Closing Date or in replacement of First Mortgage Bonds redeemed, retired, defeased, repaid or prepaid on or after the Closing Date; provided, that (i) Yankee Gas Services Company may issue First Mortgage Bonds, the proceeds of which are used to refinance not more than $200,000,000 of Debt incurred by NU in connection with the acquisition by NU of Yankee Energy System Inc., and (ii) Northeast Generation Company may issue First Mortgage Bonds for the purpose of refinancing up to $416,000,000 of its secured Debt outstanding on the Closing Date, to the extent that the principal amount of any such First Mortgage Bonds is less than or equal to the principal amount of the Debt so refinanced plus up to six months of accrued interest on such Debt, determined at the time of the refinancing; provided, that in no event shall the amount of First Mortgage Bonds issued by Northeast Generation Company exceed $440,000,000.

(g) Interests in Nuclear Plants. Acquire any nuclear plant or any interest therein not held on the Closing Date, other than so-called "power entitlements" acquired for use in the ordinary course of business.

(h) Debt. Create, incur, assume or suffer to exist, any Debt of NU, NU Enterprises, Inc. or any Subsidiary of NU Enterprises, Inc., other than (i) Debt under the Loan Documents; (ii) other Debt in existence on the Closing Date, and any renewal or replacement thereof by the debtor thereunder so long as such renewal or replacement does not result in an increase in the amount of such Debt or require, when compared to the Debt being renewed or replaced, additional credit support or credit support of a different character (including, without limitation, any collateral) that has not been first offered to the Lenders;
(iii) Parent Support Obligations in an amount not to exceed $500,000,000 at any one time outstanding; (iv) Debt incurred by HEC Inc. in an aggregate principal amount not to exceed $35,000,000; (v) in the case of NU Enterprises, Inc. and its Subsidiaries, Debt owing to NU, NU Enterprises, Inc. or the NU System Money Pool; and (vi) as permitted by Section 7.02(f) above.

(i) Investments. With respect to the Borrower only, purchase, hold or acquire any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an "Investment"), except (i) equity and debt investments in (including NU System Money Pool advances to) Select Energy Inc. in an aggregate amount not to exceed $200,000,000; (ii) NU System Money Pool advances (other than to Select Energy Inc.) in an aggregate amount not to exceed $100,000,000 at any one time outstanding; (iii) other debt and equity investments in Subsidiaries of the Borrower (other than NU System Money Pool advances and other than in Select Energy Inc.) in an aggregate amount not to exceed $100,000,000 from and after the Closing Date; (iv) the issuance of up to $35,000,000 in construction completion and similar performance guaranties on behalf of HEC Inc. from and after the Closing Date; (v) Investments permitted by subsections (b) and (h) above; (vi) Investments other than (A) those enumerated in clauses (i) through (v) above and (B) NU System Money Pool Advances, in each case, made prior to the Closing Date; and (vii) Permitted Investments.

(j) Restricted Payments. With respect to the Borrower only, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may (i) pay dividends to its common stockholders in an aggregate amount not to exceed $60,000,000 during any 12- month period beginning or ending on the Closing Date or any day thereafter until and including the Termination Date, and (ii) redeem or repurchase capital stock for an aggregate amount not in excess of $215,000,000 in connection with the acquisition of Yankee Energy System Inc..

(k) Financing Agreements. With respect to the Borrower only, permit any Principal Subsidiary to enter into any agreement, contract, indenture or similar obligation, or issue any security (all of the foregoing being referred to as "Financing Agreements"), that is not in effect on the Closing Date, or amend or modify any existing Financing Agreement, if the effect of such Financing Agreement (or amendment or modification thereof) is to impose any additional restriction not in effect on the Closing Date on the ability of such Principal Subsidiary to pay dividends to the Borrower; provided, that the foregoing shall not restrict the right of Northeast Generation Company, or any other Subsidiary of the Borrower created to hold generating assets, to enter into any such Financing Agreement in connection with the incurrence of nonrecourse Debt to acquire, construct or otherwise develop generating assets.

SECTION 4.03.  Amendments to Section 7.03 (Financial Covenants).  Section
7.03 of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 7.03. Financial Covenants. On and after the Closing Date, so long as any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower shall, unless the Majority Lenders shall otherwise consent in writing:

(a) Common Equity Ratio. Maintain at all times a ratio of Common Equity to Total Capitalization of at least 0.30:1:00.

(b) Interest Coverage Ratio. Maintain, as of the end of each Fiscal Quarter, with respect to the four Fiscal Quarters then ended, a ratio of Consolidated EBIT to Consolidated Interest Expense of at least (i) 2.00:1:00 with respect to the four Fiscal Quarters ending December 31, 2000 and March 31, 2001, and (ii) 2.20:1.00 with respect to any period of four Fiscal Quarters ending after March 31, 2001.

(c) Cash Flow Ratio. Maintain, as of the end of each Fiscal Quarter, with respect to the four Fiscal Quarters then ended, a ratio of Operating Cash Flow to Fixed Charges of at least 1.50:1.00.

SECTION 4.04.  Reference to and Effect on Other Documents.

(a) On and after the date this Amendment becomes effective in accordance with
Article III, below, each reference in the Existing Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Existing Agreement, and each reference in the Notes to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Existing Agreement, shall mean and be a reference to the Amended Agreement.

(b) Except as specifically amended above, the Existing Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or of the Administrative Agent under the Existing Agreement, nor constitute a waiver of any provision of any of the foregoing.


ARTICLE V

Conditions Precedent to EFFECTIVENESS


SECTION 7.01. Conditions Precedent to Effectiveness. This Amendment shall not become effective unless and until all of the following conditions precedent shall have been satisfied:

(a) The Administrative Agent shall have received the following, each dated the date of this Amendment, in form and substance reasonably satisfactory to the Administrative Agent and its counsel:

(i) counterparts of this Amendment duly executed by the Borrower and the Majority Lenders;

(ii) an opinion of Jeffrey C. Miller, Associate General Counsel to the Borrower, in form and substance satisfactory to the Administrative Agent and its counsel;

(iii) copies of all approvals, authorizations or consents of, or notices to or registrations with, any governmental body or agency required for the Borrower to enter into this Amendment, and of all such approvals, authorizations, notices or registrations required to be obtained or made by the Borrower in connection with the transactions contemplated by this Amendment, other than, in each case, those previously delivered to the Administrative Agent pursuant to the Existing Agreement;

(iv) a certificate of the Borrower certifying the names and true signatures of the individuals authorized to sign this Amendment and the other documents to be delivered by the Borrower hereunder; and

(v) such other documents, instruments, approvals (and, if requested by the Administrative Agent, certified duplicates of executed copies thereof) or opinions as the Administrative Agent may reasonably request.

(b) No Default or Event of Default shall have occurred and be continuing or would result from the issuance of this Amendment, and the Administrative Agent shall have received a certificate to such effect signed by a senior officer of the Borrower and dated such date.


ARTICLE VIII

Representations and Warranties

SECTION 8.01. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lenders as follows:

(a) Organization. The Borrower is a voluntary association organized under a Declaration of Trust, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite power under its Declaration of Trust and authority to own its property and assets and to carry on its business as now conducted. Commonwealth of Massachusetts.

(b) Authorization; No Conflict. The execution and delivery of this Amendment, and the performance by the Borrower of its obligations under this Amendment and the Amended Agreement are within the Borrower's powers under its Declaration or Trust, have been duly authorized by all necessary action under its Declaration of Trust and applicable law, and do not and will not contravene (i) the Borrower's Declaration of Trust or any law or legal restriction or (ii) any contractual restriction binding on or affecting the Borrower or its properties.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Borrower of this Amendment and the performance by the Borrower of this Amendment and the Amended Agreement except for the approval, which has already been obtained and is in full force and effect, of the United States Securities and Exchange Commission.

(d) Validity and Binding Nature. This Amendment and the Amended Agreement are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

(e) Information. No exhibit, schedule, report or other written information provided by the Borrower or its agents to the Administrative Agent or the Lenders in connection with the negotiation, execution and closing of this Amendment knowingly contained when made any material misstatement of fact or knowingly omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.


ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, filing, administration and enforcement of this Amendment and any other documents delivered in connection with or related to this Amendment, including the reasonable fees and expenses of counsel for the Bank with respect thereto.

SECTION 9.02. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

SECTION 9.03. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

SECTION 9.04. Limitation of Liability. The Declaration of Trust of Northeast Utilities provides that no shareholder shall be held to any liability whatever for the payment of any sum of money or for damages or otherwise under any contract, obligation, or undertaking made, entered into or issued by the trustees of Northeast Utilities or by any officer, agent or representative elected or appointed by the trustees, and no such contract, obligation or undertaking shall be enforceable against the trustees or any of them in their individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the trustees as such, and every person, firm, association, trust and corporation having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.

S - 2

Signature Page to First Amendment

S - 1

Signature Page to First Amendment

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

NORTHEAST UTILITIES


By:
Title:


CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY, as Bank and as Administrative Agent


By
Name:
Title:



BARCLAYS BANK PLC


By
Name:
Title:


THE BANK OF NEW YORK, as Bank and as Documentation Agent


By
Name:
Title:


FLEET NATIONAL BANK, as Syndication Agent


By
Name:
Title:


FLEET NATIONAL BANK, as Trust Administrator for LongLane Master Trust IV, as
Bank


By
Name:
Title:



COMMERZBANK AG


By
Name:
Title:


By
Name:
Title:


HEWLETT-PACKARD MASTER TRUST


By
Name:
Title:



IBM RETIREMENT PLAN


By
Name:
Title:


LUCENT TECHNOLOGIES INC.
MASTER PENSION TRUST


By
Name:
Title:


KZH LANGDALE LLC


By
Name:
Title:


VAN KAMPEN MERRITT PRIME RATE
INCOME TRUST


By
Name:
Title: